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REPROS THERAPEUTICS INC.
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Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
                                                   April 5, 2007
TO OUR STOCKHOLDERS:
     You are cordially invited to attend our 2007 annual meeting of stockholders to be held on Tuesday, May 15, 2007, at 1:00 p.m., Eastern Daylight Time, at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York. A notice of the annual meeting, proxy statement and form of proxy are enclosed with this letter.
     We encourage you to read the notice of the annual meeting and proxy statement so that you may be informed about the business to come before the meeting. Your participation in our business is important, regardless of the number of shares that you hold. To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope. We urge you to vote regardless of whether you expect to attend the annual meeting so that we may ensure that a quorum is present.
     We look forward to seeing you on May 15, 2007.

Sincerely,

/s/ Joseph S. Podolski

Joseph S. Podolski
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD MAY 15, 2007
     To our stockholders:
     The annual meeting of stockholders of Repros Therapeutics Inc. will be held on Tuesday, May 15, 2007, at 1:00 p.m., Eastern Daylight Time, at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York, for the following purposes:
1.	To elect a board of seven directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To approve an amendment to the Repros Therapeutics Inc. 2004 Stock Option Plan to increase the number of shares available for issuance under the plan from 750,000 to 1,000,000;

3.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2007; and

4.	To act on such other business as may properly come before the annual meeting or any adjournments thereof.
     Only stockholders of record at the close of business on March 16, 2007 will be entitled to notice of and to vote at the annual meeting.
     It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. If you are present at the annual meeting, and wish to do so, you may revoke the proxy and vote in person. In order to be able to have your vote counted at the annual meeting, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the account holder that you are the beneficial owner of the shares you are voting.

By Order of the Board of Directors,

/s/ Louis Ploth, Jr.

Louis Ploth, Jr.
Secretary
The Woodlands, Texas
April 5, 2007

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND REVOCABILITY OF PROXIES
PURPOSES OF THE MEETING
QUORUM AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL NUMBER 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
COMPENSATION AND OPTION COMMITTEE REPORT
COMPENSATION AND DISCLOSURE ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL NUMBER 2: APPROVAL OF AMENDMENT TO 2004 STOCK OPTION PLAN
PROPOSAL NUMBER 3: RATIFICATION AND APPROVAL OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
FINANCIAL INFORMATION

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 15, 2007
SOLICITATION AND REVOCABILITY OF PROXIES
     Our board of directors is soliciting your proxy to be voted at our annual meeting of stockholders to be held on Tuesday, May 15, 2007, at 1:00 p.m., Eastern Daylight Time, at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York, for the purposes set forth in the accompanying notice of annual meeting of stockholders, and at any adjournment(s) of the annual meeting. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting. Our board of directors is not currently aware of any such other matters.
     Each of our stockholders has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to our Secretary at Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the annual meeting or by the inspector of election at the annual meeting. If you are present at the annual meeting, in order to be able to have your vote counted at the annual meeting and thus, to revoke your prior valid vote, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the holder of record that you are the beneficial owner of the shares you are voting.
     Our principal executive offices are located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. This proxy statement and the accompanying notice of annual meeting of stockholders and proxy are being mailed to our stockholders on or about April 5, 2007.
     We have retained Morrow & Co., Inc. to solicit proxies by mail, in person or by telephone, at an estimated cost of $5,000 plus reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or the internet. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.
     We will bear all costs of preparing, printing, assembling and mailing the notice of annual meeting of stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING
     At the annual meeting, our stockholders will be asked to consider and act on the following matters:
1.	Electing a board of seven directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	Approving an amendment to the Repros Therapeutics Inc. 2004 Stock Option Plan to increase the number of shares available for issuance under the plan from 750,000 to 1,000,000;

3.	Ratifying and approving the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2007; and

4.	Acting on such other business as may properly come before the annual meeting or any adjournments thereof.
QUORUM AND VOTING
     The close of business on March 16, 2007 has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting and any adjournment(s) thereof. As of the record date, we had 12,774,295 shares of common stock issued and outstanding.
     Each stockholder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the annual meeting. Shares of common stock may not be voted cumulatively.
     The presence, either in person or by proxy, of holders of shares representing a majority of the common stock entitled to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the annual meeting, the seven persons receiving the greatest number of votes cast at the annual meeting will be elected to serve as directors. Thus, abstentions and broker non-votes will not affect the outcome of the election of directors.
     All other matters to be voted on will be decided by the vote of the holders of shares representing a majority of the votes present or represented at the annual meeting and entitled to vote on such matter. Shares represented at the meeting but that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against (i) approval of the amendment to our 2004 Stock Option Plan and (ii) ratification of the reappointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm. Broker non-votes will not be treated as shares represented at the meeting and entitled to vote for purposes of these proposals, and therefore will have no effect.
     All proxies that are properly completed, signed and returned prior to the annual meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder by (i) filing with our Secretary an instrument revoking it, (ii) executing and returning a proxy bearing a later date or (iii) attending the annual meeting and expressing a desire to vote his or her shares of common stock in person. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting. Votes will be counted by Computershare Trust Company, N.A., our transfer agent and registrar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table presents certain information regarding the beneficial ownership of our common stock as of March 16, 2007 by:
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial
	Ownership of		Percentage of
Name of Beneficial Owner	Common Stock(1)		Class(2)
Efficacy Biotech Master Fund Ltd	1,014,128	(3)	7.9%
11622 El Camino Real, Suite 100
San Diego, California 92130

Daniel F. Cain	57,000	(4)	*
Jean L. Fourcroy, M.D., Ph.D., M.P.H.	55,000	(4)	*
Jeffrey R. Harder	35,757	(5)	*
Nola E. Masterson	43,433	(6)	*
Joseph S. Podolski	481,701	(7)	3.7%
Louis Ploth	303,582	(8)	2.3%
David Poorvin, Ph.D.	43,333	(6)	*
Andre van As, Ph.D.	14,577	(9)	*
All directors and executive officers as a group (8 persons)	1,034,383	(4)-(9)	7.6%

*	Does not exceed 1%.

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by such persons.

(2)	In accordance with SEC rules, each beneficial owner’s percentage ownership assumes the exercise of all options held by such person that are exercisable within 60 days after March 16, 2007.

(3)	Based on information contained in a Schedule 13G dated January 9, 2007, Efficacy Biotech Master Fund Ltd. shares voting and dispositive power with respect to all of the shares listed above with (i) Efficacy Capital Ltd. which acts as investment adviser with investment discretion on behalf of Efficacy Biotech Master Fund and (ii) Mark Lappe and Jon Faiz Kayyem, who are managing partners of Efficacy Capital. In addition, Efficacy Biotech Fund, L.P. and Efficacy Biotech Fund Limited each have an indirect interest in all of the shares as a result of their ownership interests in Efficacy Biotech Master Fund.

(4)	Includes 55,000 shares issuable upon exercise of options.

(5)	Includes 28,333 shares issuable upon exercise of options.

(6)	Includes 43,333 shares issuable upon exercise of options.

(7)	Includes (i) 300 shares of common stock which are held by certain of Mr. Podolski’s family members and (ii) 375,320 shares of common stock issuable upon the exercise of options. Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

(8)	Includes 267,865 shares of common stock issuable upon the exercise of options.

(9)	Includes (i) 410 shares of common stock which are held by Dr. van As’ wife and (ii) 4,167 shares of common stock issuable upon the exercise of options.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2006, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

			Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities shown in
Plan category	warrants and rights	warrants and rights	the first column)
Equity compensation plans approved by shareholders(1)	1,469,148	$4.38	307,353	(2)

Equity compensation plans not approved by shareholders	—	—	395,582	(3)

Total	1,469,148	$4.38	702,935	(2)(3)

(1)	Consists of shares of common stock issued or remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan and our 2004 Stock Option Plan and issued under our Amended and Restated 1993 Employee and Consultant Stock Option Plan and our 1994 Employee and Consultant Stock Option Plan.

(2)	Consists of 202,935 shares remaining available for issuance under our 2004 Stock Option Plan and 104,418 shares remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan. In January 2007, we granted options to purchase an aggregate of 96,000 shares of our common stock to our officers and employees under our 2004 Stock Option Plan and in March 2007, options to purchase 16,667 shares of our common stock expired, which means that we currently have 123,602 shares remaining available for issuance under the 2004 Stock Option Plan.

(3)	Consists of 395,582 shares remaining available for issuance under our 2000 Non-Employee Directors’ Stock Option Plan that exceed the original base amount of 500,000 shares approved by our stockholders in 2000. It is our intention to seek stockholder approval for the grant of any options under this plan over the original 500,000 shares approved by our stockholders. These shares are available under this plan as a result of an evergreen provision included in such plan that automatically increases the number of shares available under such plan each year on the day after the annual meeting in such year by a number of shares equal to the greater of one-half percent of the outstanding shares of our common stock as of the end of the previous fiscal year; or that number of shares that could be issued under options granted under the plan during the prior 12 month period. Pursuant to Nasdaq requirements, we would be required to solicit stockholder approval to grant options to purchase the shares reflected in this amount.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS
     Our board of directors has nominated and urges you to vote for the election of Joseph S. Podolski, our President and Chief Executive Officer, Louis Ploth, Jr., our Vice President, Business Development and Chief Financial Officer, Daniel F. Cain, Jean L. Fourcroy, M.D., Ph.D., M.P.H., Jeffrey R. Harder, Nola Masterson and David Poorvin, Ph.D., all of whom have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. The chart below provides information regarding each nominee. Proxies solicited hereby will be voted for all nominees unless stockholders specify otherwise in their proxies.
     If, at the time of or prior to the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the board of directors. The board of directors has no reason to believe that any substitute nominee or nominees will be required.
Nominees for Election as Directors
     The names of the nominees for election as directors, and certain additional information with respect to each of them, are set forth below.

			Year First
			Became
Name	Age	Position with Us	Director
Joseph S. Podolski	59	President and Chief Executive Officer and Director	1992

Louis Ploth, Jr.	53	Vice President, Business	2004
		Development and Chief Financial
		Officer, Director and Secretary

Daniel F. Cain	61	Chairman of the Board	2004

Jean L. Fourcroy, M.D., Ph.D., M.P.H.	76	Director	2004

Jeffrey R. Harder	54	Director	2005

Nola Masterson	60	Director	2004

David Poorvin, Ph.D.	60	Director	2004
     Joseph S. Podolski. Mr. Podolski has served as President and Chief Executive Officer and as a director since 1992. He joined us in 1989 as Vice President of Operations. Previously, Mr. Podolski spent twelve years in various engineering, product development and manufacturing positions at G.D. Searle, a subsidiary of Monsanto Company. Before joining Monsanto, Mr. Podolski held positions in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products with Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals. Mr. Podolski holds a B.S. degree in chemistry and a M.S. degree in chemical engineering from the Illinois Institute of Technology.
     Louis Ploth, Jr. Mr. Ploth has served as Chief Financial Officer, Vice President, Business Development and Secretary since January 2001. He has previously served as Vice President, Finance from March 1999 to January 2001, as Chief Financial Officer and Vice President, Business Development from 1993 to 1998, and as Chief Financial Officer from 1998 to March 1999, at which time he also served as General Manager of Fertility Technologies, Inc., our former subsidiary. Prior to joining us, Mr. Ploth was employed by Unisyn Technologies where he served concurrently as Chief Financial Officer and as Vice President of Finance and Administration. Prior to that, Mr. Ploth was Corporate Controller of Synbiotics Corporation. Mr. Ploth has over 25 years of corporate financial and business development experience, with over 21 years experience in the biotechnology industry. Mr. Ploth has a B.S. degree from Montclair State College.
     Daniel F. Cain. Mr. Cain was elected a director in 2004 and became Chairman of the Board in 2005. Since October 1994, Mr. Cain has provided consulting services for small businesses. Since May 2000, he has also served as acting chief executive officer of Wireless Medical, Inc., a Colorado-based medical device company. From 1969 to 1994, Mr. Cain held various positions with Miles Laboratories, Inc., Hexcel Corporation, Scripps-Miles, Inc., Synbiotics Corporation and Heska Corporation. Mr. Cain has 37 years of broad business experience including 27 years with medical companies. Sixteen of these years were with three different biotech startup companies, one of which he co-founded. Mr. Cain has held a wide variety of executive level management positions including chief executive officer, president and chief financial officer. Mr. Cain earned a B.S. degree from LeTourneau College and a M.B.A. degree from Indiana University.
     Jean L. Fourcroy, M.D., Ph.D., M.P.H. Dr. Fourcroy was elected a director in 2004. From 1988 to 2001, she was engaged as a Medical Officer with the U.S. Food and Drug Administration, or FDA. Since leaving the FDA, Dr. Fourcroy has been a consultant to the industry and a featured speaker and panel member in numerous meetings and symposia. Dr. Fourcroy is a member of the Board of Directors of the U.S. Anti-Doping Agency and is a Past President of the American Medical Women’s Association. Dr. Fourcroy is the recipient of a 1998 American Urological Association Presidential Citation Award, the 1999 Camille Mermod Award from the American Medical Women’s Association, and an Outstanding Service Award from the American Society of Andrology in April 2000. Dr. Fourcroy received her M.D. from the Medical College of Pennsylvania and her Ph.D. from the University of California at San Francisco. Her surgery and urology residencies were completed at George Washington University Medical Center with Board Certification in Urology. She received her Masters in Public Heath from the Medical College of Wisconsin.
     Jeffrey R. Harder. Mr. Harder was elected a director in 2005. Since April 2004, he has been a shareholder of Winstead PC, a Texas-based law firm, and is managing shareholder of the firm’s The Woodlands, Texas office and chairman of the firm’s Biotechnology Industry Group. From January 1999 to April 2004, he was the Managing Partner of The Woodlands, Texas office of Andrews Kurth LLP, an office he started for Andrews Kurth in 1993 to service the biotech companies located in The Woodlands. From July 1996 to July 1998, Mr. Harder was Vice President-Corporate Development and General Counsel of The ForeFront Group, Inc., a Nasdaq-traded company founded by Baylor College of Medicine to commercialize software for the scientific community. Mr. Harder has over 23 years of experience in representing biotech, life science and software companies, both public and private, as well as investors, venture capitalists, technology transfer departments and entrepreneurs engaged in commercializing inventions. He obtained his BA degree from Valparaiso University and his JD from the University of Illinois.
     Nola Masterson. Ms. Masterson was elected a director in 2004. Since 1982, she has been the chief executive officer of Science Futures Inc., an investment and advisory firm. Ms. Masterson is currently Managing Member and General Partner of Science Futures LLC, I, II and III, which are venture capital funds invested in life science funds and companies. She also serves as a Senior Advisor to TVM Techno Venture Management, an international venture capital company. Ms. Masterson was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany. She also started the BioTech Meeting in Laguna Nigel, CA, the annual Biopharmaceutical Conference in Europe, and was nominated to the 100 Irish American Business List in 2003. Ms. Masterson began her career at Ames Company, a division of Bayer, and spent eight years at Millipore Corporation in sales and sales management. Ms. Masterson has 31 years of experience in the life science industry. She received her Masters in Biological Sciences from George Washington University, and continued Ph.D. work at the University of Florida.
     David Poorvin, Ph.D. Dr. Poorvin was elected a director in 2004. He is currently an Executive-in-Residence at Oxford Bioscience Partners, a venture capital company. Dr. Poorvin also is engaged in private consulting for biotech companies. At the end of 2003, Dr. Poorvin retired from Schering-Plough Corporation as Vice President of their Business Development operations where he negotiated licenses, joint ventures and acquisitions of pharmaceutical products and research technologies. Dr. Poorvin’s 22-year career at Schering Plough included 14 years in Business Development as well as tenure as the Director of Clinical Research at Schering-

Plough, a position he also held at Pfizer Pharmaceuticals from 1977 to 1981. He was responsible for several NDA programs and product approvals at both companies, including such drugs as Procardia and Imdur. Dr. Poorvin started his career in the pharmaceutical industry at Lederle Laboratories from 1973 to 1977, where he directed pre-clinical research in the cardiovascular area. Dr. Poorvin has over 32 years of experience in the pharmaceutical industry. He received his B.A. degree from Hunter College of the City University of New York and his Ph.D. from Rutgers University.
     The board of directors recommends that stockholders vote “FOR” the election of each of the above-named nominees, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

CORPORATE GOVERNANCE
Board Meetings
     Our operations are managed under the broad supervision of the board of directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies. Our board of directors is currently comprised of a majority of independent directors. The board of directors has determined that Drs. Fourcroy and Poorvin, Messrs. Cain and Harder and Ms. Masterson are “independent” as independence is defined under the listing standards for The Nasdaq Stock Market. The board based these determinations primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. During 2006, the board of directors convened on four occasions. All directors attended at least 75% of the meetings held by the board and any committee of the board on which he or she served during his or her tenure in 2006. Our current policy is to have our directors attend our annual meeting of stockholders. All of our directors were available at our 2006 annual meeting of stockholders.
Board Committees
     Pursuant to delegated authority, various board functions are discharged by the standing committees of the board. The board of directors has appointed three principal standing committees: the compensation and option committee, the nominating and corporate governance committee and the audit committee. Copies of the audit committee charter, the compensation and option committee charter and the nominating and corporate governance committee charter are available in the Corporate Governance section of our web site at http://www.reprosrx.com. The current members of the committees are identified in the following table:

		Compensation	Nominating and
Director	Audit	and Option	Corporate Governance
Daniel F. Cain	Ö (Chair)		Ö
Jean L. Fourcroy, M.D., Ph.D., M.P.H.			Ö
Jeffrey R. Harder		Ö	Ö
Nola Masterson	Ö	Ö	Ö
David Poorvin, Ph.D.	Ö	Ö (Chair)	Ö
     Audit Committee. The audit committee, currently comprised of Mr. Cain, as chairman, Ms. Masterson and Dr. Poorvin, provides assistance to the board of directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the board of directors the engagement by us of our independent public accountants, approves services performed by our independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the board of directors and our independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The Nasdaq Stock Market. The audit committee also evaluates our system of internal controls, the internal audit function and other related areas. The audit committee holds a private executive session with our independent auditors following every audit committee meeting. This executive session excludes management and consultants. The audit committee meets quarterly and convened four times in 2006.
     As required by The Nasdaq Stock Market and Securities and Exchange Commission, or SEC, rules regarding audit committees, the board of directors has reviewed the qualifications of its audit committee and has determined that none of the current members of the audit committee have a relationship with us that might interfere with the exercise of their independence from us or management and has determined that each member of the audit committee is independent, as independence is defined in the listing standards for The Nasdaq Stock Market. The board of directors has determined that Mr. Cain, Chairman of the audit committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K.
     Compensation and Option Committee. The compensation and option committee, currently comprised of Mr. Harder, Ms. Masterson and Dr. Poorvin, who serves as chairman of the committee, approves the employees to whom stock options are to be granted, determines the terms and conditions provided for in each option grant and reviews and recommends to the board of directors the amount of compensation to be paid to officers. The compensation committee typically convenes in connection with our regularly scheduled board meetings. The compensation and option committee met four times in 2006. The board of directors has determined that each member of the compensation and option committee is independent, as independence is defined in the listing standards for The Nasdaq Stock Market.
     Nominating and Corporate Governance Committee. The nominating and corporate governance committee is currently comprised of Drs. Fourcroy and Poorvin, Messrs. Cain and Harder and Ms. Masterson. The nominating and corporate governance committee investigates and makes recommendations to the board with respect to qualified candidates to be nominated for election to the board and reviews and makes recommendations to the board of directors with regard to candidates for directors nominated by stockholders in accordance with our bylaws. This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation and evaluation of the board and its committees. The nominating and corporate governance committee met four times during 2006 in conjunction with our regularly scheduled board meetings. The board of directors has determined that each member of the nominating and corporate governance committee is independent, as independence is defined in the listing standards for The Nasdaq Stock Market.
     Executive Sessions of the Board of Directors. Our policy is to have non-management directors meet regularly in executive sessions following each of our regularly scheduled meetings of the board of directors in a calendar year. A non-management director is any director who is not an employee and does not include any director who is not independent as determined by the board of directors. Non-management directors presently consist of all current directors except Messrs. Podolski and Ploth.
     Communications with Directors. Our security holders and other interested parties may communicate with any of our directors (including any presiding director or the non-management directors as a group) by mail to our Secretary, Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.
     Stockholder Nominations. The nominating and corporate governance committee will consider stockholder proposals for director nominees. In order to nominate a director at the annual meeting, a stockholder must follow the procedures set forth in Section 2.12 of our bylaws (available on our web site at http://www.reprosrx.com). In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of its recommendation and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our principal executive offices no less than 50 days nor more than 75 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting was not publicly announced more than 65 days prior to the annual or special meeting, such notice by the stockholder will be timely if delivered to the Secretary no later than the close of business on the 15th day following the day on which such announcement of the date of the meeting was communicated to the stockholders.
     The stockholder notice must set forth the following:
     1. As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act;
     2. The written consent to serve as a director if elected by each person nominated;
     3. Name and address of the stockholder as they appear on our books; and
     4. The class and number of shares of common stock beneficially owned by such stockholder.
     In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.
     Nominating and Corporate Governance Committee Nominations. The nominating and corporate governance committee selects each nominee based on the nominee’s skills, achievements and experience. The following will be considered, among other things, in selecting candidates for the board of directors: knowledge, experience and skills in areas critical to understanding us and our business (including financial expertise); personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other companies.

     When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2006. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board of directors that candidate’s election.
Code of Conduct and Ethics
     We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, which are available on the Corporate Governance section of our website at http://www.reprosrx.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director or principal accounting officer, the nature of such waiver will be disclosed on our website.
Compensation Committee Interlocks and Insider Participation
     All members of the compensation and option committee are independent directors, and none of them are present or past employees of ours. No member of the compensation and option committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation and option committee.

AUDIT COMMITTEE REPORT
     The audit committee is currently comprised of three directors who are independent, as defined by the standards of the Nasdaq Stock Market. The audit committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements. In March 2004, the audit committee adopted, and the board of directors ratified, an audit committee charter, a copy of which is available on our web site at www.reprosrx.com in the Corporate Governance section.
     The audit committee met four times during the year ended December 31, 2006. The audit committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2006 prior to their being filed with the SEC and reviewed in a meeting held in 2007 the financial information for the fiscal quarter and year ended December 31, 2006, as filed with our Form 10-K for the year ended December 31, 2006.
     The independent auditors provided the audit committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.
     The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
     With and without management present, the audit committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2006 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.
     The audit committee reviewed our audited financial statements as of and for the year ended December 31, 2006, and discussed them with management and the independent auditors. Based on such review and discussions, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.
Nola Masterson
David Poorvin, Ph.D.
Daniel F. Cain, Chairman
     This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

COMPENSATION AND OPTION COMMITTEE REPORT
     The compensation and option committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2006 with management, and based on such reviews and discussions, the compensation and option committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
     The foregoing report is given by the following members of the compensation and option committee:
Jeffrey R. Harder
Nola Masterson
David Poorvin, Ph.D., Chairman
     The report of the compensation and option committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION AND DISCLOSURE ANALYSIS
Philosophy
     We have designed our compensation programs to attract and retain key employees, motivate all of our employees to be productive and reward our employees, officers and directors for exceptional performance. We have implemented different types of compensation programs to motivate performance both in the short-term and in the long-term, with the ultimate goal of long-term increased value for our stockholders.
     We believe that our executive compensation programs are essential to our ultimate success and also impact the environment of compensation for all employees. Executive compensation programs set the general level of expectations for our company and also demonstrate the types of goals we expect all employees to reach.
     In setting executive compensation, we first determine the goals that will ultimately make our company successful. Generally, for the past three years, our success has been dependent upon two key factors:
•	the successful continued clinical development of our two products, Proellex and Androxal; and

•	our ability to raise capital to allow us to continue such development.
     Because these are goals that are best measured over the long term, we believe that the most effective means of motivating our executives is by providing compensation that will reward long-term success with competitive short-term compensation being used to retain our key executives. We have utilized traditional long-term compensation programs, namely, stock option programs, to effectuate these goals.
Overview of Compensation and Process
     Our compensation programs consist of the following:
•	Base cash salary;

•	Cash bonuses;

•	Equity incentives;

•	General employee benefits (retirement, life and health insurance); and

•	Perquisites.
     The compensation and option committee is responsible for evaluating the performance of management and determining the compensation for our executive officers and for administering our incentive plans under which grants may be made to our employees. Base salaries are usually determined at the meeting of the compensation and option committee held toward the end of a fiscal year. At this meeting, the committee usually determines how any potential bonuses will be paid and sets the level of equity compensation for all our officers and employees.
     In determining the level and composition of compensation of each of our executive officers, the compensation and option committee takes into account various qualitative and quantitative indicators of corporate and individual performance. In recent years, the committee has relied on the level of compensation at peer group companies to assist in determining the level of compensation for our executive officers. The committee considers its peer group to be companies in the biotechnology industries that are of a similar market capitalization and size, including number of employees, number of developmental products, stage of development of pipeline, commercial potential of pipeline products and geographic location.
     In addition to reviewing public information databases and publicly available information from peer companies, the compensation and option committee used two independent, private surveys of executive compensation in the biotech industry in formulating its recommendations for competitive executive compensation. As stated before, because we are developing technologies and have no current approved drugs, the use of certain traditional performance standards (e.g., profitability and return on equity) is not appropriate in evaluating the performance of our executive officers. In addition, the committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability. The chief executive officer makes recommendations to the compensation and option committee for the level of compensation of the other executive officers. The committee then considers such recommendations, and makes its final determination of the compensation amounts for all executive officers, including the chief executive officer. The committee has ultimate authority in determining the compensation for the chief executive officer.
     Section 162(m) of the Internal Revenue Code of 1986, or the Code, places a $1 million annual cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

SUMMARY COMPENSATION TABLE
     The following table presents summary information regarding the compensation of each of Joseph S. Podolski, our president and chief executive officer, Louis Ploth, Jr., our vice president, business development and chief financial officer, and our other executive officer, Andre van As, Ph.D., for the year ended December 31, 2006. We have entered into employment agreements with each of the named executive officers and the material terms of those employment agreements are described below.
     Based on the summary compensation information provided below, “Salary” accounted for approximately 56% and “Bonus” accounted for approximately 15% of the total compensation paid to the named executive officers for 2006.

						Change
						in
						Pension
						Value
						and
						Nonquali
					Non-Equity	fied
					Incentive	Deferred
					Plan	Compens	All Other
			Stock	Option	Compensa-	ation	Compen-
Name and Principal Position	Salary	Bonus(1)	Awards	Awards	tion	Earnings	sation	Total
Joseph S. Podolski	$330,750	$98,398	—	—	—	—	$30,501 (2)	$459,649
President and CEO
Louis Ploth, Jr.	$209,475	$52,369	—	—	—	—	$22,003 (3)	$283,847
CFO & VP, Business Development
Andre van As, Ph.D.(4)	$10,875	—	—	$234,000 (5)	—	—	—	$244,875
CMO & SVP, Clinical. & Regulatory

(1)	Paid in March 2007 for services performed in 2006.

(2)	This amount is comprised of $14,547 paid by us on behalf of Mr. Podolski for health benefits, $9,954 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(3)	This amount is comprised of $15,096 paid by us on behalf of Mr. Ploth for health benefits and $6,907 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(4)	Dr. van As was hired as Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs on December 16, 2006 at an annual base salary of $261,000.

(5)	Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2006 related to calculation of value of stock-based compensation under FAS 123(R).
Base Salary
     Base compensation is established at time of hire, and for all of our executive officers, is set forth in an employment agreement. We have employment agreements with Messrs. Podolski and Ploth and Dr. van As which provide for current annual salaries of $353,903, $224,138, and $261,000, respectively. The agreements for Messrs. Podolski and Ploth provide that we will pay an annual incentive bonus as may be approved by the board of directors in an amount not in excess of 35% and 25% of base salary, respectively. Each of our executive officers are entitled to participate in all employee benefit plans that we sponsor. All of our employment agreements provide that base compensation is subject to review or reconsideration at least annually.
     When establishing or reviewing base compensation levels for each executive officer, the compensation and option committee, in accordance with its general compensation policy, considers numerous factors, including:
•	the responsibilities relevant to the position;

•	the qualifications of the executive and the relevant experience of the particular individual;

•	strategic goals for which the executive has responsibility; and

•	compensation levels of peer group companies (as discussed above) who compete with us for business, scientific and executive talents.
     No pre-determined weights are given to any one of such factors. The base salaries for our executive officers for fiscal 2006 were comparable to our peer group companies.
Bonus
     In addition to each executive officer’s base compensation, the committee may award cash bonuses and may grant awards under our incentive plans depending on the extent to which certain defined personal and corporate performance goals are achieved. Certain of our executive officers, namely, Messrs. Podolski and Ploth, have a maximum bonus target percentage specified in their employment contracts (35% and 25%, respectively). Each year, the compensation and option committee meets with Messrs. Podolski and Ploth to establish suitable incentive milestones and applicable value weights or percentages for purposes of earning their bonus target. In determining bonus payments for 2006, the compensation and option committee considered management’s activities in achieving 2006 corporate milestones developed by the board of directors, including specific target goals such as capital funding, clinical trial execution and completion and compliance with the Sarbanes-Oxley Act. The amount paid to Messrs. Podolski and Ploth as a cash bonus for 2006 was 100% of the total amount in cash bonuses earned in 2006 for all of our employees. The bonus paid to Mr. Podolski and Mr. Ploth represented 21.4% and 18.4%, respectively, of the total amount of compensation earned in 2006.
Perquisites
     We generally do not grant perquisites as compensation to our officers or employees. However, we have traditionally provided $6,000 per year to our chief executive officer as a car allowance, and we have continued this practice through 2006. We match employee contributions to a simple IRA on a dollar for dollar basis up to 3% of salary and bonus. These contributions are available to all employees. In addition, we provide health, dental, vision, life and disability insurance benefits to all of our employees.
Stock Option and Equity Compensation
     All of our employees, including executive officers, are eligible to receive long-term stock-based incentive awards under our 2004 Stock Option Plan as a means of providing such individuals with a continuing proprietary interest. Such grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. Our stock option plan enhances our ability to attract and retain the services of qualified individuals. We consider this plan to be the primary means of providing equity long-term compensation to our employees and officers. The compensation and option committee, which acts as administrator of this plan, considers several factors in determining whether such awards are granted to an executive officer, including the following:
•	the executive officer’s position and his or her performance and responsibilities;

•	the amount of stock options, if any, currently held by the officer;

•	the vesting schedules of any such options;

•	the executive officer’s other compensation; and

•	similar equity percentages of peer companies.
     While the compensation and option committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying vesting to particular corporate or personal milestones, particularly milestones related to the two key factors mentioned above: drug development and fund raising.
     During 2006, we granted options to purchase 90,000 shares to all of our employees and officers, which represented less than 1% of our outstanding common stock, and of such amount options to purchase 50,000 shares were granted to one of our executive officers in connection with his hiring, representing 56% of the total number of shares granted to our employees and officers.

GRANTS OF PLAN-BASED AWARDS
     The following table presents each grant of stock options in 2006 to the individuals named in the summary compensation table. There were no estimated future payouts to report under either non-equity or equity incentive plan awards:

All Other
			Option	Exercise	Closing
		All Other Stock	Awards: No.	or Base	Price of	Grant Date
		Awards: No. of	of Securities	Price of	Stock on	Fair Value
	Grant	Shares of Stock	Underlying	Option	Grant	of Option
Name	Date	or Units	Options	Awards	Date	Awards
Joseph S. Podolski, CEO	—	—	—	—	—	—
Louis Ploth, Jr., CFO	—	—	—	—	—	—
Andre van As, CMO	12/16/06	—	50,000 (1)	$6.17	$6.17	$234,000 (2)

(1)	Dr. van As was hired as Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs on December 16, 2006 and was granted the option reflected in this table as part of his initial employment package. He received an option to purchase 50,000 shares of our common stock on the date of his hire, December 16, 2006, with an exercise price of $6.17 per share, which was the closing price of our common stock on December 16, 2006 as reported by the Nasdaq Global Market. This option vests in equal quarterly installments over a three year period and will remain exercisable for ten years. In the event there is a change of control, as defined in Dr. van As’ employment agreement, this option will accelerate in full and will remain exercisable for a two year period.

(2)	Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2006 related to calculation of value of stock-based compensation under FAS 123(R).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table presents information about unexercised options that were held by each of the individuals listed in the summary compensation table as of December 31, 2006. None of the individuals listed in the summary compensation table hold any stock awards.

				Equity
				Incentive
				Plan
	Number of			Awards: No.
	Securities			of Securities
	Underlying	Number of Securities		Underlying
	Unexercised	Underlying		Unexercised	Option	Option
	Options	Unexercised Options		Unearned	Exercise	Expiration
	Exercisable	Unexercisable		Options	Price	Date
Joseph S. Podolski, CEO	35,000	—		—	$2.94	10/18/09
	25,000	—		—	$3.15	09/20/11
	40,000	10,000	(1)	—	$4.34	03/20/12
	—	225,000	(2)	—	$4.34	03/20/12
	196,446 (3)	17,859	(3)	—	$2.72	03/29/14
	46,848 (4)	—		—	$2.72	03/29/14
Louis Ploth, Jr., CFO	20,000	—		—	$30.00	10/31/07
	5,000	—		—	$20.38	06/25/08
	10,000	—		—	$29.00	03/12/09
	20,000	—		—	$2.94	10/18/09
	20,000	—		—	$3.47	09/29/10
	20,000	—		—	$2.72	05/23/11
	10,000	—		—	$3.15	09/20/11
	132,816 (3)	11,642	(3)		$2.72	03/29/14
	16,740 (4)	—			$2.72	03/29/14
Andre van As, CMO	—	50,000	(5)	—	$6.17	12/16/16

(1)	All of the remaining unvested shares under this option vested on March 20, 2007.

(2)	All of the shares under this option will vest in March 2012.

(3)	Messrs. Podolski and Ploth were each granted options to purchase these shares and the options described in footnote (4) below in March 2004 following the completion of our stock buyback in January 2004 in connection with our plan to change our focus to the development of our then early stage product candidates, Proellex and Androxal. All of the remaining unvested shares under this option vested on March 29, 2007.

(4)	Pursuant to these performance-based option awards, Messrs. Podolski and Ploth were originally awarded options to purchase 58,561 shares and 20,925 shares, respectively, of our common stock. As a result of earning some but not all of the milestones under these awards, Messrs. Podolski and Ploth vested in 46,848 shares and 16,740 shares, respectively, and the remainder under each award expired.

(5)	The shares underlying this option vest in equal quarterly installments over a three year period. The first installment of 4,167 shares vested on March 16, 2007 and the remainder vests quarterly thereafter.
Options Exercised and Stock Vested
     None of our named executive officers exercised any of their exercisable options during fiscal 2006 nor did any of our named executive officers vest in any stock awards during fiscal 2006.

Post-Employment Compensation
     Mr. Podolski’s employment agreement provides for automatic annual renewals each January unless terminated in writing by either party. If terminated for reasons other than cause, Mr. Podolski is entitled to receive his annual base salary and certain employment benefits for 1 year following termination. In addition, he is entitled to the following severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control: a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date). Mr. Podolski has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table. All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date
Current annual base salary	On the closing of the change of control transaction
$150,000	1st anniversary after closing
$150,000	2nd anniversary after closing
$150,000	3rd anniversary after closing
$150,000	4th anniversary after closing
$125,000	5th anniversary after closing
$75,000	6th anniversary after closing
     Finally, Mr. Podolski is entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction and is entitled to receive benefits coverage for a period of 12 months following his termination.
     Mr. Ploth’s employment agreement expires in December 2007 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Mr. Ploth is entitled to salary and certain employment benefits for 12 months following termination. In addition, he is entitled to the following severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control: a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date). Mr. Ploth has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table. All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date
Current annual base salary	On the closing of the change of control transaction
$75,000	1st anniversary after closing
$75,000	2nd anniversary after closing
$75,000	3rd anniversary after closing
$75,000	4th anniversary after closing
$62,500	5th anniversary after closing
$37,500	6th anniversary after closing
     Finally, Mr. Ploth is entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction and is entitled to receive benefits coverage for a period of 12 months following his termination.
     Dr. van As’ employment agreement expires in March 2008 with automatic annual renewals unless otherwise terminated by either party. If terminated for reasons other than cause, Dr. van As is entitled to salary and certain employment benefits for six months following termination. Dr. van As is also entitled to acceleration of all unvested options and an extension of the period of exercisability of his options for a 2 year period following the closing of a change of control transaction.

DIRECTOR COMPENSATION
     The following table presents summary information for the year ended December 31, 2006 regarding the compensation of the non-employee members of our board of directors.

						Change in Pension
						Value and
						Nonqualified
	Fees Earned				Non-Equity	Deferred	All Other
	or Paid in		Stock	Option	Incentive Plan	Compensation	Compen-
Name	Cash(1)		Awards	Awards(2)	Compensation	Earnings	sation	Total
Daniel F. Cain	$45,500	(3)	—	$50,800	—	—	—	$96,300
Jean L. Fourcroy	$6,500		—	$50,800	—	—	$2,000 (4)	$59,300
Jeffrey R. Harder	$9,875	(5)	—	$50,800	—	—	—	$60,675
Nola Masterson	$22,250	(6)	—	$50,800	—	—	—	$73,050
David Poorvin	$20,625	(7)	—	$50,800	—	—	—	$71,425

(1)	Except as otherwise indicated, all of the amounts in this column reflect cash fees paid to or earned by our directors for attending board or committee meetings during fiscal 2006.

(2)	The amounts set forth in this column reflect the value attributed to the option awards granted to our directors during 2006 as determined under FAS 123(R). All of our directors received an annual grant of an option to purchase 5,000 shares of our common stock at our annual meeting held on May 2, 2006 which was the only grant received by our directors during 2006. Mr. Cain opted to be paid his Chairman’s fee in cash instead of receiving an option to purchase 10,000 shares of our common stock. The following table reflects the aggregate number of exercisable and unexercisable options held by our directors as of December 31, 2006:

Director	Number of shares underlying unexercised options
Daniel F. Cain	55,000
Jean L. Fourcroy	55,000
Jeffrey R. Harder	45,000
Nola Masterson	50,000
David Poorvin	50,000

(3)	Includes a $25,000 stipend paid to Mr. Cain for his service as Chairman in lieu of the option described in footnote 2 above.

(4)	Includes $2,000 paid to Dr. Fourcroy for her regulatory consulting in our clinical development program.

(5)	Includes $1,500 in fees earned during 2005 but paid in 2006 and an additional $1,875 earned during 2006 but paid in 2007.

(6)	Includes $3,375 in fees earned during 2005 but paid in 2006 and an additional $2,375 earned during 2006 but paid in 2007.

(7)	Includes $3,375 in fees earned during 2005 but paid in 2006 and an additional $2,750 earned during 2006 but paid in 2007.
Overview of Compensation and Procedures
     We annually review the level of compensation paid to our non-employee directors. In determining the level of compensation for our non-employee directors, we have historically obtained data from a number of different sources, including:
•	Publicly available peer group information; and

•	Independent private surveys of non-executive director compensation in the biotechnology community.
     Employee directors do not receive additional compensation for service on the board of directors or its committees. We reimburse each non-employee director for travel expenses incurred in connection with attendance at board meetings. Commencing in 2007, each non-employee director is being awarded a $10,000 annual retainer for service on the board, payable quarterly in advance. For regular board and committee meetings attended in person or telephonically, non-employee directors currently receive $2,000 per meeting in cash. Chairpersons of committees receive $3,000 per meeting. Non-regular meetings are compensated at the rate of $250 per hour with a minimum compensation of two hours per meeting. Employee directors are eligible to participate in the 2004 Stock Option Plan. Non-employee directors are entitled to participate in the 2000 Non-Employee Directors’ Stock Option Plan and the 2004 Stock Option Plan.
     Under the director plan, (i) each non-employee director who is first elected to the board is entitled to receive an option to purchase 40,000 shares of common stock on the date on which he or she first becomes a non-employee director, vesting quarterly over three (3) years, and (ii) each non-employee director in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 5,000 shares of common stock, vesting over twelve (12) months, effective on such date. Additionally under the director plan, the Chairman of the Board (if a non-employee) who is first elected to the board is entitled to receive an option to purchase 10,000 shares of common stock on the date on which he or she first becomes Chairman, and the Chairman (if a non-employee) in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 10,000 shares of common stock effective on such date or, at the election of the Chairman, an annual $25,000 stipend paid monthly. Daniel Cain currently serves as the Chairman of the Board. Under our director plan, directors may elect to receive $2,000 of their cash fee for payment in shares of our common stock or an option to purchase shares of our common stock.
     During 2006, we paid an aggregate of $99,750 to our non-employee directors. In addition, $7,000 in fees were earned by our directors during 2006 but paid in 2007 as noted in the table above. We granted options to purchase an aggregate of 25,000 shares of common stock to non-employee directors during 2006 pursuant to automatic grants under the director plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Jeffrey R. Harder, a director, is a shareholder of Winstead PC, a law firm that has provided services to us since April 2004. Our fee arrangement with Winstead PC is negotiated on a similar basis as arrangements with other outside legal counsel and is subject to similar terms and conditions. The fees that we pay to Winstead PC are comparable to those that we pay to other law firms for similar services. Our board has reviewed this arrangement and determined that it is not material to Mr. Harder. We paid legal fees to Winstead in 2006 in an amount not more than 5% of the firm’s gross revenues for 2006.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms that they file.
     To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner.

PROPOSAL NUMBER 2:
APPROVAL OF AMENDMENT TO 2004 STOCK OPTION PLAN
     Our board of directors has unanimously approved the adoption of an amendment to our 2004 Stock Option Plan to increase the number of shares available for issuance under the plan from 750,000 shares to 1,000,000 shares. The board unanimously recommends that our stockholders vote for approval of the amendment to the plan. If a proxy card is signed and returned but no direction is made, the proxy will be voted for the amendment. The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the 2007 annual meeting is required to approve the proposed amendment.
General
     The purpose of the 2004 Stock Option Plan is to promote our interests and the interests of our stockholders by encouraging our officers and employees to acquire or increase their equity interest in us and to relate compensation to performance goals, thereby giving them an added incentive to work toward our continued growth and success. The board of directors also contemplates that with the additional shares included in the proposed amendment to the plan, we will be better able to compete for the services of personnel needed for growth and success.
     Our stockholders originally approved the 2004 Stock Option Plan at our 2004 annual meeting of stockholders. At the time we sought such approval, we had approximately 5 million shares of common stock outstanding and only four full-time employees and believed that the number of shares available for issuance under the plan as originally proposed was sufficient for our near-term goals. Since such time, we have completed two public offerings of our common stock which increased our total shares outstanding by approximately 7.5 million shares, or 150%. In addition, we have doubled the number of full-time employees, and we may hire additional employees in the future. We currently have only 123,602 shares available for issuance under the plan. The proposed amendment would increase our availability under the plan to 373,602 shares which we believe will be sufficient to continue to incentivize our employees sufficiently for the foreseeable future.
     The 2004 Stock Option Plan is filed as Exhibit 10.17 to our registration statement on Form S-1 filed with the SEC with registration number 333-119861. Certain features of the plan are summarized below, but this summary is qualified in its entirety by reference to the full text of the plan.
Types of Awards
     The plan would permit the granting of stock options to purchase shares of common stock, which may be either incentive stock options within the meaning of Section 422 of the Code or options that do not constitute incentive stock options, referred to as nonqualified options.
Eligibility for Participation
     Incentive stock options may be granted only to individuals who are our employees (whether or not they are directors) or an employee of any parent or subsidiary corporation (within the meaning of Section 424 of the Code) or any member of a controlled group with us. All other options may be granted to employees, consultants or non-employee directors. As of the date of this proxy statement, eight employees and five non-employee directors are eligible to participate in the plan.
Administration
     The plan will be administered by the compensation and option committee of the board of directors, consisting of two or more directors appointed by the board. The current members of the compensation and option committee are Dr. Poorvin, Chairman, Mr. Jeffrey R. Harder and Ms. Nola Masterson. No person shall be eligible to serve on the compensation and option committee unless such person is a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act, if and as such is then in effect, and also an outside director within the meaning of Section 162(m) of the Code.

     Subject to the terms and conditions of the plan, the compensation and option committee has authority to determine the employees and directors who are to be granted options, the number of shares to be issued pursuant to such options (within the limits of the plan), to interpret the plan and all options and to administer the plan.
Amendment and Termination
     The board of directors in its discretion may modify, revise or terminate the plan. Any modification or revision would require the approval of our stockholders if required by applicable law or the rules of the Nasdaq Stock Market, and no modification, revision or termination of the plan may (i) change the aggregate number of shares of common stock which may be issued under options granted under the plan, (ii) reduce the option price at which options may be granted, or otherwise materially increase the benefits accruing to optionees under the plan, (iii) change the class of persons eligible to receive options or (iv) otherwise cause the plan to fail to comply with the rules and regulations promulgated under Section 16(b) of the Exchange Act.
Term of the Plan
     The plan became effective as of February 24, 2004. No options will be exercisable or payable prior to approval of the proposed amendment to the plan by our stockholders for any shares over the 750,000 shares originally approved. Except with respect to options then outstanding, if not sooner terminated, the plan will terminate on February 24, 2014, and no further options may be granted after such date.
Shares Subject to the Plan
     The aggregate number of shares of common stock that may be issued under the plan currently shall not exceed 750,000, subject to adjustment in the event of stock splits and certain other corporate events. See “ — Adjustments to Shares” below. If our stockholders approve the proposed amendment to the plan, such number shall increase to 1,000,000 shares. To the extent shares cease to be issuable under an option, such shares will be released from the option and will be available under the plan for the grant of additional options. Such shares of common stock may be authorized but unissued shares or reacquired shares. Each share of common stock issued pursuant to the plan will be fully paid and nonassessable.
Options
     The compensation and option committee has the authority to grant options that will be in such form as the compensation and option committee may from time to time approve subject to the terms of the plan. The compensation and option committee also has the authority to determine whether options granted to employees will be incentive stock options or nonqualified options. The aggregate fair market value of common stock for which an optionee may be granted incentive stock options during a calendar year is $100,000.
     The compensation and option committee may, with the consent of the person or persons entitled to exercise an option, amend an option, except that no such amendment shall reduce the exercise price of any option. The compensation and option committee may at any time or from time to time, in its discretion, extend the time during which an option may be exercised after termination of employment or service as a director or accelerate the time or times at which such option may be exercised to any earlier time or times.
     To exercise an option granted under the plan, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax in the case of the exercise of a nonqualified option. The payment must either be in cash or check acceptable to us, through delivery to us of shares of common stock already owned by the person, by sale through a broker, or by any combination thereof. The value of each share of common stock delivered will be deemed to be equal to the per share closing price of the common stock on the Nasdaq Stock Market on the date of delivery of the notice requesting such exercise.
     The price at which shares of common stock may be purchased upon the exercise of an option shall be equal to the fair market value per share of common stock at the time of the grant based on the closing price of common stock on the Nasdaq Stock Market on the date of grant of such option. The plan expressly prohibits the repricing of options except in the event of adjustments for stock splits and other corporate events.

     The exercise price for options shall be subject to appropriate adjustments in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like. The compensation and option committee shall provide, in the option grant, the time or times at which the options will be exercisable.
     No option may be exercised later than the date which is ten years after the date of grant. The compensation and option committee may, in its discretion, provide in an option agreement (other than an incentive stock option agreement) that the option right granted to the individual may be transferred as provided in such option agreement.
Change of Control
     Upon the occurrence of a change of control (defined generally as certain acquisitions by a person, entity or group of 50% or more of our outstanding common stock or 50% of the combined voting power of our then outstanding voting securities, or certain reorganizations, mergers, consolidations or liquidations), each option that is not then immediately exercisable in full shall be immediately exercisable in full.
Amendment of an Option
     Subject to the restrictions set forth in the plan, the compensation and option committee may amend any outstanding option and may waive, amend or accelerate any requirement or condition to payment or exercise with respect to any option. The committee may not amend any outstanding option in a manner that would adversely affect the rights of a plan participant without such participant’s consent.
Adjustments to Shares
     In the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the compensation and option committee will make an appropriate and equitable adjustment in the number and kind of shares of common stock subject to the plan (including shares of common stock as to which all outstanding options, or portions thereof then unexercised, are exercisable) so that after such event the shares of common stock subject to the plan and the proportionate interest of each option will be maintained as before the occurrence of such event. Any such adjustment made by the compensation and option committee will be final and binding upon us and all other interested persons.
Planned Grants
     We have no current intentions to grant any options under this plan for shares over the original 750,000 shares approved under this plan. If the amendment is approved by our stockholders, we will continue considering grants under the plan in the ordinary course of business.
Federal Income Tax Consequences of the Plan
General
     The Plan is not qualified under Section 401(a) of the Code.
     The following summary is based on the applicable provisions of the Code as currently in effect and the income tax regulations and proposed income tax regulations thereunder.
Status of Options
     Options granted under the plan may be either incentive stock options or nonqualified options. Under certain circumstances, an incentive stock option may be treated as a nonqualified option. The tax consequences both to the optionee and to us differ depending on whether an option is an incentive stock option or a nonqualified option.

Nonqualified Option
     No federal income tax is imposed on the optionee upon the grant of a nonqualified option. Upon the exercise of a nonqualified option, the optionee will be treated as receiving compensation, taxable as ordinary income in the year of exercise. The amount recognized as ordinary income upon exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.
     Upon an optionee’s exercise of a nonqualified option, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the optionee, assuming we satisfy the federal income tax reporting requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the optionee of the shares of common stock.
     If the shares of common stock received upon the exercise of a nonqualified option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% shareholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a nonqualified option.
Incentive Stock Options
     No federal income tax is imposed on the optionee upon the grant of an incentive stock option. The optionee would recognize no taxable income upon exercise of an incentive stock option if the optionee (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the optionee and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or 12 months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the applicable holding period described in (a) above, any difference between the exercise price paid for such common stock and the amount realized on the disposition would be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.
     If, however, an optionee disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the applicable holding period has expired, the optionee would be treated as having received, at the time of disposition, compensation taxable as ordinary income.
     In such event, subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the optionee. The amount treated as compensation is the lesser of (i) the excess of the fair market value of the common stock at the time of exercise over the exercise price or (ii) the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the optionee will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.
Alternative Minimum Tax
     Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the alternative minimum tax, or AMT. The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the optionee’s taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).
Payment of Option Price in Shares
     In the case of a nonqualified option, if the option price is paid by the delivery of shares of common stock previously acquired by the optionee having a fair market value equal to the option price, no gain or loss would be recognized on the exchange of the previously acquired shares for a like number of shares of common stock. The optionee’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of previously acquired shares used) would be the same as his or her basis and holding period in the previously acquired shares used. The optionee would treat the fair market value of the number of shares of common stock received in excess of the number of previously acquired shares used as ordinary compensation income. The optionee’s basis in such excess shares of common stock would be equal to their fair market value at the time of exercise. The optionee’s holding period in such excess shares of common stock begins on the date the optionee acquires those shares of common stock.
     In the case of an incentive stock option, the federal income tax consequences to the optionee of the payment of the option price with previously acquired shares depends on the nature of the previously acquired shares. If the previously acquired shares were acquired through the exercise of a qualified stock option, an incentive stock option or an option granted under an employee stock purchase plan, any one of which shall be referred to as a statutory option, and if such previously acquired shares are being transferred prior to expiration of the applicable holding period, the transfer would be treated as a disqualifying disposition of the previously acquired shares. If the previously acquired shares were acquired other than pursuant to the exercise of a statutory option, or were acquired pursuant to the exercise of a statutory option but have been held for the applicable holding period, no gain or loss should be recognized on the exchange of the previously acquired shares. In either case, (i) the optionee’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of previously acquired shares used) would be the same as his or her basis and holding period in the previously acquired shares used, increased by any income recognized to the optionee upon the disqualifying disposition of the previously acquired shares, (ii) the optionee’s basis in the number of shares of common stock received in excess of the number of previously acquired shares used would be zero, (iii) the optionee’s holding period in such excess shares of common stock begins on the date the optionee acquires those shares of common stock and (iv) the other incentive stock option rules would apply. Upon a subsequent disqualifying disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.
Withholding for Taxes
     No issuance of common stock under the plan shall be made until arrangements satisfactory to us have been made for the withholding of taxes.
Additional Tax Consequences
     Code Section 4999 golden parachute provisions may apply to a participant who receives any payment in the nature of compensation contingent on the change of ownership or effective control of us. In the event that the acceleration of vesting or any payment, distribution or issuance of stock is subject to a golden parachute excise tax pursuant to Section 4999(a) of the Code, the participant whose benefit is subject to such tax (generally, officers or highly compensated employees) is entitled to receive a gross-up payment from us so that the amount of the “net”

benefit received by such participant shall equal the amount of the benefit that would have been received in the absence of a golden parachute tax. Section 280G of the Code disallows a deduction to us for amounts subject to the excise tax under Code Section 4999.
     Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance-based compensation. Any other awards may or may not so qualify, depending on their terms.
     The board of directors recommends that stockholders vote “FOR” approval of the proposed amendment to the 2004 Stock Option Plan, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NUMBER 3:
RATIFICATION AND APPROVAL OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
     The board of directors has appointed the firm of PricewaterhouseCoopers LLP as our registered independent public accounting firm to make an examination of our accounts for the fiscal year ending December 31, 2007, subject to ratification by our stockholders. We anticipate that representatives of PricewaterhouseCoopers LLP will not be present at the annual meeting. However, we anticipate that representatives of PricewaterhouseCoopers LLP will be available telephonically and will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions from stockholders attending the annual meeting.
Fees Paid to Registered Independent Public Accounting Firm
     The following table sets forth the aggregate fees billed to us by our registered independent public accounting firm, PricewaterhouseCoopers LLP, for fiscal years ended December 31, 2006 and 2005, respectively:

	2006	2005
Audit Fees	$215,194	$103,700
Audit Related Fees	—	0
Tax Fees	6,000	5,000
All Other Fees	—	0

Total Fees	$221,194	$108,700

     Audit fees for 2006 included $28,581 for services related to our filing of a shelf registration statement. The services provided under the caption “Tax Fees” for 2006 and 2005 relate to certain compliance related services and tax advice to us. The audit committee considered whether the provision of the services related to the shelf registration statement and those reflected under “Tax Fees” above might have affected PricewaterhouseCoopers’ independence with respect to their audit of our financial statements, and the audit committee believes that such services did not affect, and were compatible with, PricewaterhouseCoopers’ independence.
Audit Committee Pre-Approval Policies and Procedures
     The audit committee’s policy provides that our independent registered public accounting firm, or the Audit Firm, may provide only those services pre-approved by the audit committee or its designated subcommittee. The audit committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting the audit committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the audit committee specifically provides for a different period.
     Services proposed to be provided by the Audit Firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the audit committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the audit committee or its designated subcommittee.
     All requests or applications for the Audit Firm to provide services to us must be submitted to the audit committee or its designated subcommittee by the Audit Firm and the chief financial officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite pre-approval, such individual must immediately notify the chief financial officer, who must promptly notify the chairman of the audit committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.
     The audit committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full audit committee no later than its next scheduled meeting. The audit committee may not delegate to management its responsibilities to pre-approve services performed by the Audit Firm.
     The board of directors recommends that stockholders vote “FOR” ratification and approval of the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ended December 31, 2007, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.
PROPOSALS OF STOCKHOLDERS
     Proposals of stockholders to be presented at the annual meeting of stockholders to be held in 2008 must be received at the office of our Secretary no later than December 6, 2007 in order to be included in our proxy statement and form of proxy relating to that meeting.
     Pursuant to our bylaws, a stockholder that intends to present business at the 2008 annual meeting and has not submitted such proposal by the date set forth above must notify our Secretary by March 26, 2008. If such notice is received after March 26, 2008, then the notice will be considered untimely, and we will not be required to present such business at the 2008 annual meeting.
     All proposals must comply with applicable SEC regulations and our bylaws as amended to date.
FINANCIAL INFORMATION
     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 is being furnished with this proxy statement to stockholders of record on the record date. The Form 10-K does not constitute a part of this proxy statement or the proxy solicitation material.

By Order of the Board of Directors

/s/ Louis Ploth, Jr.

Louis Ploth, Jr.
Secretary
April 5, 2007
The Woodlands, Texas

PROXY — REPROS THERAPEUTICS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Joseph S. Podolski and Louis Ploth, Jr. or their designees as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Marriott New York East Side Hotel, 525 Lexington Avenue, New York, New York, May 15, 2007, at 1:00 p.m. Eastern Daylight Time, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.
The shares of stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares will be voted FOR the election of the nominees for director, FOR approval of the amendment to the Company’s 2004 Stock Option Plan to increase the number of shares available from 750,000 to 1,000,000 and FOR ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm.
Please vote, sign, date and return this proxy card promptly using the enclosed envelope.
(Continued and to be voted on reverse side.)

REPROS THERAPEUTICS INC.

☐ Mark this box with an X if you have made changes to your name or address details above.
ANNUAL MEETING PROXY CARD
A. ELECTION OF DIRECTORS
1. The Board of Directors recommends a vote FOR the listed nominees:

FOR	WITHHOLD

01 — Joseph S. Podolski	☐	☐
02 — Louis Ploth, Jr.	☐	☐
03 — Daniel F. Cain	☐	☐
04 — Jean L. Fourcroy, M.D., Ph.D., M.P.H.	☐	☐
05 — Jeffrey R. Harder	☐	☐
06 — Nola Masterson, M.S.	☐	☐
07 — David Poorvin, Ph.D.	☐	☐
B. PROPOSALS
The Board of Directors recommends a vote FOR the following proposals:
2. To approve the amendment to the Company’s 2004 Stock Option Plan to increase the number of shares available from 750,000 to 1,000,000.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3. To ratify the election of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm for the fiscal year ended December 31, 2007.

FOR ☐	AGAINST ☐	ABSTAIN ☐
C. AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)